EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333–163467) and Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, 333-108599, 333-138771, and 333-168633) of Air Methods Corporation of our report dated March 10, 2011, except as to Note 2, which is as of December 22, 2011, with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 and the related consolidated financial statement schedule, and our report relating to the effectiveness of internal control over financial reporting as of December 31, 2010 dated March 10, 2011, except for restatement of the effectiveness of internal control over financial reporting for the material weakness related to accounting for leases, which is as of December 22, 2011, which reports appear in the December 31, 2010 annual report on Form 10-K/A of Air Methods Corporation.

Our report dated March 10, 2011, except for the effects of the material weakness which is as of December 22, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that Air Methods Corporation did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified a material weakness in controls related to the Company’s accounting for leases.

/s/ KPMG LLP

Denver, Colorado
December 22, 2011